      EXHIBIT 23.7

Consent of

SALOMON SMITH BARNEY INC.

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Members of the Board:

      Reference is made to Note 17 to the Consolidated Financial Statements of Hughes Electronics Corporation (“Hughes”) included in Hughes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the “10-K”). The 10-K is incorporated by reference in Amendment No. 2 to the Registration Statement dated July 11, 2002 (the “Registration Statement”) of HEC Holdings, Inc. on Form S-4 relating to the proposed merger of HEC Holdings, Inc. and EchoStar Communications Corporation. This firm performed the valuation of the fair value of the shares of SkyPerfect Communications, Inc. referred to in Note 17 to the 10-K. We hereby consent to the reference to this firm as having provided the valuation of such shares. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SALOMON SMITH BARNEY INC.

By:	/s/ JAMES ODELL _________________________________________________________ Name: James Odell Title: Managing Director Date: July 11, 2002